Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the "Agreement") is made and entered into as of November 1, 2024 by and between Andreas Terler (the "Executive"), Century Resorts Management GmbH (the “Employer”) and Century Casinos, Inc., a Delaware corporation (the "Company").

Recitals

A. The Executive is employed by the Employer, serving as Executive Vice President of the Company;
B. The Executive's performance of his duties to the Employer and the Company has been and continue to be critical to the success of the Company; and
C. The Employer, the Company, and the Executive desire to set forth the terms and conditions of his employment for their mutual benefit and to extend the term of Executive's employment.

Agreement

The parties agree as follows:

1. Term. The Executive has been employed by the Employer since 2006. The employment is concluded for an indefinite period and can be terminated in accordance with Section 5 of this Agreement and applicable law. The period during which the Company employs the Executive is referred to as the "Employment Term."

2.	Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as Managing Director of the Employer and as Executive Vice President of the Company, reporting to the Co-Chief Executive Officers. The Executive has such duties, authority, and responsibilities as are generally required of persons in the position of an Executive Vice President, and such other duties, not inconsistent with this Agreement, the Bylaws of the Company as the same may be amended or amended and restated from time to time, or the Amended and Restated Certificate of Incorporation of the Company as the same may be amended or amended and restated from time to time (the "Certificate of Incorporation"), as the Company's Co-Chief Executive Officers may from time to time direct. The Executive is subject to the authority of the Co-Chief Executive Officers and shall be responsible to the Co-Chief Executive Officers.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive's duties and shall not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Company's Co-Chief Executive Officers.

3. Place of Performance. The principal place of Executive's employment is the Company's office in Vienna; however, the Executive may be required to travel on Company business during the Employment Term and may use other offices of the Company or home office facilities.

4.	Compensation and Additional Benefits.

4.1 Base Salary. The Employer shall pay the Executive an annual rate of base salary of EUR 255,825 in periodic installments under the Company's customary payroll practices and applicable wage payment laws. The Compensation Committee of the Board (the "Compensation Committee") shall review the Executive's base salary at least annually and the Compensation Committee may increase (but not decrease) the Executive's base salary during the Employment Term. The Executive's annual base salary, as in effect from time to time, is referred to as "Base Salary."

4.2 Bonuses. The Compensation Committee shall review the Executive's target bonuses at least annually. The Compensation Committee, in its sole discretion, may grant the Executive annual and special bonuses. At the Executive`s request, all bonuses granted will be paid out by the Employer either as a lump sum or in installments over a period of up to 12 months.

4.3 Equity Awards. Executive is eligible to participate in the Company's 2016 Equity Incentive Plan, as it may be amended or superseded from time to time (the “Equity Plan”).

4.4 Fringe Benefits and Perquisites. During the Employment Term, the Employer shall pay the Executive Fringe Benefits and Perquisites under the Employer`s customary payroll practices and applicable wage payment laws.

4.5 Business Expenses. The Company shall promptly reimburse the Executive for all reasonable and necessary out-of-pocket business, entertainment, travel (economy flights within the USA and Europe, wherever reasonably available, business class on other continental flights, and business class on inter-continental long-distance flights), meals, lodging, automobile, and communication and office expenses incurred by the Executive in connection with the performance of the Executive's duties in accordance with the Company's expense reimbursement policies and procedures.

4.6 Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted under applicable law and the Company's Certificate of Incorporation and Bylaws for acts and omissions in the Executive's capacity as an officer or employee of the Company.

4.7 Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the

Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
5.	Termination of Employment.

5.1 Generally. If the Executive's employment with the Company terminates for any reason (including death or disability), in addition to other amounts that may be payable under this Agreement, the Company shall pay to the Executive (i) any Base Salary and accrued vacation pay, expense reimbursements, compensation and benefits under any Plan, and any and all benefits and other similar amounts, accrued but unpaid as of the date of termination, and (ii) the awarded but unpaid portion, if any, of any bonus program then in effect for any prior year.

5.2 Termination Without Cause, With Good Reason or Following a Change in Control. If the Company terminates the Executive's employment without Cause (as defined below), or the Executive resigns for Good Reason (as defined below) or upon written notice given by the Executive to the Company within 90 days following one or more events constituting a Change in Control, then, provided that the Executive executes and delivers, and does not revoke, a general release of claims in a customary form mutually satisfactory to the Company and Executive:

(a) The Company shall pay an amount equal to (x) two times the Executive’s current Base Salary plus (y) the Executive's average bonus for the last three years, both as determined and in effect at the date of the Executive's termination, payable in substantially equal monthly installments during the 24-month period following termination. If the termination is due to a Change in Control, the payment will be made at the Executive`s request in a lump sum.

(b) All of the Executive's unvested Awards shall immediately fully vest; provided that to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Agreement if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the termination..

5.3	Definitions:

(a) “Award” as used herein shall have the meaning given to such term in the Equity Plan.

(b) "Change in Control” as used herein shall have the meaning given to such term in the Equity Plan

(c) "Cause" means the Executive's: (i) theft or embezzlement of Company funds or assets; (ii) conviction of, or guilty or no contest plea, to a felony charge or 3 any misdemeanor involving moral turpitude; (iii) material violation of any express direction or any rule, regulation, or policy established by the Board or the Co-CEOs that is consistent with the terms of this Agreement; (iv) material breach of this Agreement or material breach of the Executive's fiduciary duties to the Company; (v) fraud, gross incompetence, gross neglect, or gross misconduct in the performance of the Executive's duties (including a material violation or breach of any Company policy applicable to the Executive); or (vi) repeated and consistent failure to perform the duties under this Agreement during normal business hours except during vacation periods or absences due to temporary illness. If the Board or the Co-CEOs determine in good faith (if the Executive is a member of the Board at such time he shall not be entitled to participate in such determination) that Cause for termination exists, the Executive shall be given written notice by the Board or the Co-CEOs that provides the factual basis for the determination and the Executive shall have 10 business days to respond and to try to cure the condition(s) giving rise to the determination prior to that determination becoming final; provided, however, that this sentence shall not apply to, nor shall the Board or the Co-CEOs be obligated to provide any such cure period for conditions of Cause which by their nature, and as reasonably determined by the Board or the Co-CEOs, are not subject to cure.

(d) "Good Reason" means, in the context of a resignation by the Executive, a resignation that occurs within 30 days following the Executive's first having knowledge of any (i) material reduction in the Base Salary, (ii) material breach of this Agreement by the Employer or the Company, (iii) material diminution of the Executive's authority, duties or title as Executive Vice President or responsibilities as Executive Vice President imposed by the Board or the Co-CEOs (other than in response to an event constituting Cause), or (iv) requirement that Executive relocate, without the Executive's consent, beyond the geographic limits of Vienna, Austria; provided, however, with respect to subclause (i) above, that any reduction of the Base Salary that is consistent with general reductions in the base salaries of other executives of the Company as part of a plan to avoid insolvency of the Company or manage any financial distress or hardship of the Company shall not be deemed to constitute a material reduction in the Base Salary; and provided, further, with respect to subclause (ii) above, that in the case of a material breach, Good Reason shall only exist where the Executive has provided the Company with written notice of the breach within 30 days of the occurrence of the events constituting "Good Reason," the Company has failed to cure such breach within 10 business days of such written notice of breach and the Executive actually resigns his employment within 45 days of the occurrence of the events constituting "Good Reason."

(e) "Stock" means all shares of common and stock awards (whether restricted or not) and preferred stock of the Company and of any subsidiary of the Company owned by the Executive, no matter how and when acquired (including through exercise of options and warrants).

5.4	Death or Disability.

(a) If the Executive dies or becomes disabled during the term of his employment, the Company shall continue to pay the Executive's Base salary in effect at the time of his death or disability to the Executive, or to his designee or heirs, for a period of one year from the date of death or determination of disability.

(b) For the purposes of this Agreement, the obligations of the Company to make the payments upon the disability of Executive do not become effective unless and until all of the following conditions are met, as determined (referring to (i) and (ii) below) by the Executive's regular physician and a qualified independent physician mutually acceptable to the Executive (or his immediate family) and the Company.

(i) Executive becomes physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illnesses) of properly performing the services required of him in accordance with his obligations under Section 2 hereof or similar provisions of any renewal agreements;

(ii) Such incapacities exist or be reasonably expected to exist for more than 180 days in the aggregate during a period of 12 consecutive months; and

(iii) Either the Executive or the Company has given the other 60 days' written notice of his or its intention to terminate the active employment of Executive because of such disability.

5.5 Resignation of All Other Positions. Upon termination of the Executive's employment for any reason, the Executive shall resign from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) or Supervisory Board of the Company or any of its affiliates.

5.6 Effective Date of Termination. Unless otherwise specified, the effective date of termination, as used in this Section 5, shall be the date on which (a) Executive receives written notice of termination from the Company and such termination is not contested by the Executive, or, if contested by the Executive, such termination has been found legally correct and there are no further possibilities for Executive to challenge such legal decision, or (b) Executive gives written notice of termination to the Company.

6. Confidential Information and Restrictive Covenants. Other than in the performance of his duties hereunder, Executive agrees not to disclose, either during the term of his employment by the Company or at any time thereafter, to any person, firm or corporation, any confidential information concerning the business affairs, financial affairs, know-how, private documents, reports, plans, proposals, marketing and sales plans, or similar information of the Company. Any such documents, techniques, methods, processes or technologies used by the Company shall be considered confidential and a "trade secret" for the purposes of this Agreement.

7. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, will be construed in accordance with the laws of the Republic of Austria without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in the competent court located in the Republic of Austria.

8. Entire Agreement. Unless specifically provided otherwise, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

9. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

10. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

11. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

13. Notice. The parties shall provide Notices in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Century Casinos, Inc.

455 E. Pikes Peak Avenue, Suite 210
Colorado Springs, Colorado 80903

Attn: Peter Hoetzinger and Erwin Haitzmann

Email: peter.hoetzinger@cnty.com; erwin.haitzmann@cnty.com

with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

1144 15 Street, Suite 3400

Denver, Colorado 80202

Attn: Douglas Wright and Jeffrey Sherman

Email: douglas.wright@faegredrinker.com; jeff.sherman@faegredrinker.com

If to the Executive:

Andreas Terler

Untere Viaduktgasse 2

1030 Vienna, Austria
Email: Andreas.Terler@cnty.com and Andreas.Terler@icloud.com

If to the Employer:

Century Resorts Management GmbH

Untere Viaduktgasse 2

1030 Vienna, Austria

Attn: Andreas Terler and Nikolaus Strohriegel
Email: Nikolaus.Strohriegel@cnty.com;  Andreas.Terler@cnty.com

14. Representations of the Executive. The Executive represents and warrants to the Company that the Executive's continued employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.

15. Withholding. The Employer may withhold from any amount payable any Federal, state, and local taxes in order for the Employer to satisfy any withholding tax obligation it may have under any applicable law or regulation.

16. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

17. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

Signed:

EMPLOYER:

Century Resorts Management GmbH
/s/ Nikolaus Strohriegel
Name:	Nikolaus Strohriegel
Title:	Managing Director

COMPANY: Century Casinos, Inc. a Delaware corporation
/s/ Erwin Haitzmann
Name:	Erwin Haitzmann
Title:	Chairman and Co-Chief Executive

/s/ Peter Hoetzinger
Name:	Peter Hoetzinger
Title:	Vice Chairman and Co-Chief Executive Officer

EXECUTIVE:
/s/ Andreas Terler
Name:	Andreas Terler